Exhibit 99.j

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference this Registration Statement on Form N-1A of our reports dated February 1, 2002, relating to the financial statements and financial highlights which appear in the December 31, 2001 Annual Reports to Shareholders of EAFE Equity Index Fund - Premier Class, US Bond Index Fund - Premier Class (constituting parts of the BT Advisor Funds) and EAFE Equity Index Portfolio and U.S. Bond Index Portfolio, which are incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.

PricewaterhouseCoopers LLP
Baltimore, Maryland
April 26, 2002